Exhibit 99.1

REVISED FEE SCHEDULE

THIS REVISED FEE SCHEDULE, effective as of January 1, 2017, amends, supersedes and replaces all previous fee schedules, including in particular those labelled as Appendix C, in that certain Second Amended and Restated Service Agreement (the "Agreement"), dated as of May 10, 2016, entered into by and between Comenity Servicing LLC ("Servicer"), a Texas limited liability company with its principal place of business at 3100 Easton Square Place, Columbus, Ohio 43219, and Comenity Bank (the "Bank"), a Delaware state bank, with its principal place of business at One Righter Parkway, Wilmington, DE 19803.

No changes other than this Revised Fee Schedule are made to the Agreement. The Agreement, with this revised Fee Schedule incorporated therein, shall remain in full force and effect.

Comenity Servicing LLC

By:	/s/ Tammy McConnaughey
Name:	Tammy McConnaughey
Title:	Senior Vice President

Comenity Bank

By:	/s/ John Marion
Name:	John Marion
Title:	President

April 10, 2017

APPENDIX C

FEE SCHEDULE- 2017

1.	Servicer reserves the right to pass through any and all expenses as described in Appendix D to Bank, without markup, and Bank shall reimburse Servicer therefor.

2.
Bank shall be responsible for all sales, use or excise taxes levied on accounts payable by Bank to Servicer under the Agreement, excluding taxes based upon Servicer's income, employment of personnel or taxes from which Bank is exempt, provided Bank provides Servicer written evidence of such exemption.  Undisputed payments shall be made by Bank to Servicer within thirty (30) calendar days after Bank's receipt of Servicer's invoice.

3.
Bank agrees to pay Servicer monthly for the Services provided.  The schedule below is an estimate of the fees to be paid monthly by Bank to Servicer.  These estimated fees are calculated by adding the projected total cost plus a twelve percent (12%) mark-up, which the parties have agreed (based upon an independent third party study) is within the reasonable markup range which would be charged by an independent or arm's length party for the Services provided.

Month	Fee
April 2017	$58,689,000
May	$61,823,000
June	$61,144,000
July	$60,590,000
August	$62,056,000
September	$60,161,000
October	$61,058,000
November	$62,830,000
December	$64,052,000
January 2018	$64,052,000
February	$64,052,000
March	$64,052,000

4.
Servicer will provide to Bank, no later than the 10th calendar day of each month, a statement of the actual fees (including markup) payable by Bank during the immediately preceding month.  Bank is responsible for promptly examining the statement and reporting any errors or irregularities to Servicer.  Bank will remit payment to Servicer no later than the 15th calendar day of the month in which each statement is received.

The parties will meet at least annually to review Servicer's budgeted costs for the year associated with the Services described herein, based on estimated annual volumes supplied by Bank.  Based on that review, the parties will use commercially reasonable efforts to determine whether (and if so, how much) to adjust the forecasted fees and/or markup percentage.  Such adjustments shall be documented in writing executed by both parties, which writing need not be in the form of a formal amendment to this Agreement.